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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 24, 2002, except for the second paragraph of Note 5—Contingencies, as to which the date is February 1, 2002, relating to the consolidated financial statements and financial statement schedule, which appear in Gateway, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 (the "Annual Report"). We also consent to the references to us under the headings "Experts" in such Registration Statement and "Selected Consolidated Financial Data" in the Annual Report.

/s/  PricewaterhouseCoopers LLP

San Diego, California
April 5, 2002

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CONSENT OF INDEPENDENT ACCOUNTANTS